Exhibit 2.15

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

PEREGRINE SYSTEMS, INC.,

OCTOBER ACQUISITION CORPORATION

AND

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

NOVEMBER 15, 2002

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into effective as of November 15, 2002 (the “Effective Date”) by and among Peregrine Systems, Inc., a Delaware corporation and Debtor and Debtor in Possession (“PSI under jointly administered Case No. 02-12740 (JKF) (the “Bankruptcy Case”) pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), October Acquisition Corporation, a Delaware corporation (“OAC”) (each a “Seller” and collectively the “Sellers”); and American Express Travel Related Services Company, Inc., a New York corporation (“Buyer”).

RECITALS

A.            Sellers own and wish to sell to the extent of their respective interests therein (a) the My Trip and XML/TS software products and related intellectual property rights (excluding any related trademarks or servicemarks) (the “XOL Technology”), which includes the software products and related intellectual property rights OAC acquired from Xtra On-Line Corporation (“XOL”) (excluding all trademarks and servicemarks acquired from XOL) under that certain Asset Purchase Agreement dated November 30, 2001, among PSI, OAC and XOL (the “Original Acquisition Agreement”), (b) all revisions, updates, improvements, modifications, enhancements, corrections and new releases to the XOL Technology created by PSI, or others on behalf of PSI, after the closing of the Original Acquisition Agreement (the “Enhancements”), and (c) one HP DesignJet 455CA development printer (the “Plotter”).

B.            Buyer wishes to purchase from Sellers, and Sellers wish to sell to Buyer, all of Sellers’ respective interest in the Acquired Assets (as defined herein), free and clear of all interests, claims, liens and encumbrances as to such portion of the Acquired Assets transferred by PSI only, and Sellers wish to assign, and Buyer wishes to assume, all Assumed Liabilities (as defined herein), all for the Purchase Price (as defined herein) and subject to the terms and conditions hereinafter set forth; and

C.            Buyer and PSI have executed a Letter Agreement of Intent, dated August 12, 2002, relating to the purchase and sale of the Acquired Assets (the “Letter Agreement”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS

1.1           Acquired Assets. Upon the terms and subject to the conditions hereof and approval of the Bankruptcy Court and pursuant to the Approval Order (as defined in Section 7.1 below), the entities comprising Sellers, to the extent of their respective interest therein, hereby sell, transfer, convey, assign and deliver to Buyer, and Buyer hereby purchases and accepts from Sellers, all right, title and interest of Sellers in and to (i) the assets listed on Schedule 1.1 hereto, (ii) the Plotter, and (iii) the IP Licenses (as defined in Section 1.2 below) listed on Schedule 1.2 (if Buyer elects to have the IP Licenses assigned to it) (together, the “Acquired Assets”). All of the Acquired Assets held by PSI are being sold pursuant to Section 363 of Title 11 of the United States Code, as amended (the “Bankruptcy Code”).

1.2           IP Licenses. Schedule 1.2 sets forth PSI’s interest in certain intellectual property licensed from a third party for use with or in connection with the XOL Technology and the Enhancements (the “IP Licenses”). Sellers and Buyer shall use their commercially reasonable efforts to obtain all required consents to assign the IP Licenses to Buyer (the “Third Party Consents”) and the IP Licenses shall be assumed and assigned pursuant to Section 365 of the Bankruptcy Code; provided, however, that Sellers shall have no liability or other obligation to Buyer, or any other person or entity, for the inability of Sellers to transfer and assign the IP Licenses to Buyer; provided, further, that by the date of the hearing regarding the motion seeking the approval of the transactions contemplated by this Agreement (conditioned on Buyer having received the claimed amount of cure at least two days advance notice prior to the hearing), Buyer shall elect in writing (and provide written notice to Sellers of such election) to either (x) pay any cure amounts pursuant to section 365 of the Bankruptcy Code, as required by the Approval Order, or (y) not take an assumption and assignment of the IP Licenses, in which event Buyer shall have no liability to Sellers, the estate, or the licensor of the IP Licenses.

1.3           Excluded Assets. Notwithstanding anything to the contrary in this Agreement, any assets of Sellers (and of all direct or indirect subsidiaries of Sellers) that are not the XOL Technology, the Enhancements, the Plotter or PSI’s interest in the IP Licenses (if Buyer elects to have the IP Licenses assigned to it), will be retained by Sellers (or the applicable direct or indirect subsidiary of Sellers) and are excluded from the Acquired Assets.

1.4           Consideration.  In consideration for the Acquired Assets, Buyer shall pay to PSI, or PSI’s designee, the following consideration (collectively, the “Purchase Price”)

(a)   $1,000,500 in cash by wire transfer;

(b)   any unpaid Services Payments (as defined below); and

(c)   the Additional Services Payments (as defined below).

“Services Payments” means payment of $373,504.76 that Buyer agreed to pay PSI under the Letter Agreement for work done by Sellers, or their contractors, for Buyer in connection with the Acquired Assets; provided that

Sellers acknowledge that Buyer has paid the $373,504.76 in accordance with the Letter Agreement.

“Additional Services Payments” means payment of $806,648.20 which represents the invoices billed and outstanding to Buyer through October 31, 2002 for work done by Sellers, or their contractors, for Buyer in connection with the Acquired Assets.

1.5           Assumed Liabilities. On the Closing Date, subject to the entry of the Approval Order (as defined below) and Buyer’s election to have the IP Licenses assigned to it, PSI shall assume and assign to Buyer pursuant to section 365 of the Bankruptcy Code, and Buyer shall assume, and shall henceforth fully perform and discharge, on a timely basis and in accordance with their respective terms, the liabilities and obligations of PSI under each of the IP Licenses, to the extent such IP Licenses are assumed by PSI and assigned to Buyer.

1.6           Closing. Subject to the satisfaction of the conditions set forth herein, the closing of the sale of the Acquired Assets (the “Closing”) shall take place at 10:00 a.m., Pacific Standard Time, on the second (2nd) business day after the time for filing a notice of appeal has expired and if an appeal is pending, the Approval Order shall not have been modified or reversed on appeal, or stayed (the “Closing Date”), or such other date and place as the parties shall mutually agree upon.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers as follows:

(a)   Organization of Buyer. Buyer is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of New York and is in good standing under such laws.

(b)   Corporate Power and Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)   No Conflicts. The execution, delivery, performance of and compliance with this Agreement have not resulted and will not result in any violation of, or conflict with, or constitute a default under, Buyer’s Certificate of Incorporation or its Bylaws, any of Buyer’s material agreements or any applicable statute, rule, regulation, order or restriction of any federal or state governmental entity or agency thereof.

2.2           Representations and Warranties of PSI. PSI hereby represents and warrants to Buyer as follows:

(a)   Organization of PSI. PSI is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware.

(b)   Capitalization. PSI owns twenty-five percent of the issued and outstanding stock of OAC, and Ballgame Acquisition Corporation, a wholly-owned subsidiary of PSI, owns seventy-five percent of the issued and outstanding stock of OAC.

(c)   Authority. Subject to the entry of the Approval Order and the prior written consent of BMC (as defined in Section 2.2(d) below), PSI has all requisite authority to enter into this Agreement and to consummate the transactions contemplated hereby. Subject to the entry of the Approval Order, this Agreement has been duly executed and delivered by PSI and constitutes the valid and binding obligation of PSI enforceable against PSI in accordance with its terms, subject to the effect of any subsequently filed or applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)   Title to Acquired Assets. PSI owns the Enhancements, and has full right, power, and authority to sell, assign, transfer, and deliver such Enhancements to the Buyer pursuant hereto, subject to the entry of the Approval Order and the prior written consent of BMC Software, Inc. (“BMC”) in its dual capacity as (a) debtor in possession lender to PSI in connection with the Bankruptcy Case and (b) purchaser pursuant to that certain Acquisition Agreement dated as of September 20, 2002, as amended (the “Acquisition Agreement”) between BMC, PSI and Peregrine Remedy, Inc. (“Remedy”). PSI shall, as a condition to Closing, obtain BMC’s prior written consent to the sale of the Acquired Assets held by PSI to the Buyer which, subject to entry of the Approval Order and such other terms and conditions as may be required by the Bankruptcy Court, shall be free and clear of BMC’s lien pursuant to that certain Debtor in Possession Credit Agreement dated as of September 24, 2002 (the “DIP Agreement”), by and among PSI, Remedy, certain subsidiaries of Borrowers (as defined therein) and BMC.

(e)   Intangible Property.

(i)    To the knowledge of PSI, the Enhancements do not infringe upon or violate the rights of any third party.

(ii)   To the knowledge of PSI, PSI has not licensed, assigned or otherwise sold any portion of the Enhancements to any third parties.

(iii)  To the knowledge of PSI, no third party, other than OAC, holds any patents or has filed any patent applications which may cover the Enhancements.

(f) No Proceedings. To the knowledge of PSI, other than the Bankruptcy Case, there are no pending or threatened claims, suits or actions against PSI which may adversely affect PSI’s rights in and to the Enhancements, or the transfer of the Enhancements to Buyer.

2.3           Representations and Warranties of OAC. Subject to the entry of the Approval Order and (i) the written consent of (1) Foothill Capital Corporation (as agent under the Loan and Security Agreement dated as of June 12, 2002, among PSI and its Subsidiaries signatory thereto and Foothill Capital Corporation and Lender signatory thereto), (2) Fleet Business Credit, LLC (as agent under the Forbearance Agreement dated as of August 26, 2002 among PSI and each of its Subsidiaries signatory thereto, Fleet Business Credit, LLC, Wells Fargo HSBC Trade Bank, N.A. and Silicon Valley Bank, and/or (3) BMC Software, Inc. (as agent under the Debtor in Possession Credit Agreement dated as of September 24, 2002, among PSI, Peregrine Remedy, Inc., Peregrine Systems Global Ltd. and Remedy Software Ireland, Ltd. and BMC Software, Inc.) and (4) all creditors with liens of record as to the Acquired Assets which constitute the property of OAC (collectively, the “Secured Entities”) to the consummation of the transactions contemplated by this Agreement, and (ii) each such parties’ agreement to release any and all liens and security interests held by Secured Entities (in any capacity) relating to the Acquired Assets, OAC hereby represents and warrants to Buyer as follows:

(a)   Organization of OAC. OAC is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws.

(b)   Capitalization. PSI owns twenty-five percent of the issued and outstanding stock of OAC, and Ballgame Acquisition Corporation, a wholly-owned subsidiary of PSI, owns seventy-five percent of the issued and outstanding stock of OAC.

(c)   Corporate Power and Authority. OAC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by OAC and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of OAC. This Agreement has been duly executed and delivered by OAC and constitutes the valid and binding obligation of OAC enforceable against OAC in accordance with its terms, subject to the effect of any subsequently filed or applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)   No Conflict. The execution, delivery, performance of and compliance with this Agreement have not resulted and will not result in any violation of, or conflict with, or constitute a default under, OAC’s Certificate of Incorporation or its Bylaws, or any applicable statute, rule, regulation, order or restriction of any federal or state governmental entity or agency thereof.

(e)   Title to Acquired Assets.

(i)    Any lien or encumbrance granted by OAC or its authorized agents (in both cases, to the extent known by OAC, but specifically not including the knowledge of any employees, agents or representatives of XOL who subsequently became employees, agents or representatives of PSI, subsequent to the closing of the Original Acquisition Agreement) in the XOL Technology shall be released as of the Closing Date. Schedule 2.3(e)(i) is a list of all such liens and encumbrances.

(ii)   To the knowledge of OAC, and specifically excluding the knowledge of any employees, agents or representatives of XOL who became employees, agents or representatives of PSI following the closing of the Original Acquisition Agreement, OAC has the right to transfer the XOL Technology to Buyer.

(f)    Intangible Property.

(i)    To the knowledge of OAC, the XOL Technology does not infringe upon or violate the rights of any third party; provided, however, that OAC makes no representation or warranty as to any infringement or violation by the XOL Technology of any third party’s rights that may have existed at the closing of the Original Acquisition Agreement which were not known to OAC at the time of such closing.

(ii)   To the knowledge of OAC, OAC has not licensed, assigned or otherwise sold any portion of the XOL Technology to any third parties.

(iii)  To the knowledge of OAC, no third party holds any patents or has filed any patent applications which may cover the XOL Technology.

(g)   No Proceedings. To the knowledge of OAC, there are no pending or threatened claims, suits or actions against OAC which may adversely affect OAC’s rights in and to the XOL Technology, or the transfer of the XOL Technology to Buyer.

(h) Registrations and Filings. To the knowledge of OAC, the following is a complete and accurate list of all patent and copyright registrations or filings relating to the XOL Technology:

(i)    U.S. patent application entitled “Method and Apparatus for Travel Information Collection and Management,” which application was filed in the U.S. Patent and Trademark Office on April 17, 2000 and given Serial Number 09/550,963;

(ii)   International patent application filed on April 12, 2001 and given International Application Number PCT/USO1/11973; and

(iii)  Australian patent application filed on April 12, 2001 and given patent application number AU200155343.

2.4           Warranty Disclaimer. SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN THIS ARTICLE II, NEITHER PARTY MAKES ANY WARRANTY, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES AGAINST INFRINGEMENT OR OF MERCHANTABILITY, QUALITY, ACCURACY OR FITNESS FOR A PARTICULAR PURPOSE. THERE IS NO WARRANTY THAT ANY ITEMS ACQUIRED, LICENSED OR FURNISHED HEREUNDER WILL FULFILL ANY OF BUYER’S PARTICULAR NEEDS OR PURPOSES. SUBJECT TO THE REPRESENTATION AND WARRANTIES MADE IN THIS ARTICLE II, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE ACQUIRED ASSETS WILL BE TRANSFERRED AT CLOSING IN THEIR PRESENT “AS-IS, WHERE IS” CONDITION “WITH ALL FAULTS.”

ARTICLE III

ADDITIONAL AGREEMENTS

3.1           Legal Requirements; Reasonable Actions. Each party will take all reasonable actions necessary to comply promptly with all requirements of law which may be imposed on such party with respect to this Agreement and the transactions contemplated hereby and will promptly cooperate with and furnish information to the other party hereto in connection with any such reasonable requirements of law imposed upon such other party in connection herewith. Each party will take all reasonable actions to obtain (and will cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any registration, declaration or filing with, or an exemption by, any governmental entity or other third party, required to be obtained or made by such party or its subsidiaries in connection with this Agreement and consummating the transactions contemplated hereby, or the taking of any action contemplated thereby or by this Agreement. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement.

3.2           Filing of UCC-3 Statements. Following the Closing, Buyer and Sellers will cooperate and use their commercially reasonable efforts to file UCC-3 statements to record the termination of any lien or encumbrance to be released in accordance with Sellers’ obligations set forth in Section 2.3(e)(i) and other liens of record on the Acquired Assets which constitute the property of OAC.

3.3           Sellers’ Noncompete Obligation. For a period of eighteen (18) months following the Closing Date, Sellers will not compete with Buyer by providing products or services (including PSI’s “Get-It” product family) that are similar to or competitive with the XOL Technology or the Enhancements; provided, however, that this obligation shall not apply to (a) any third party that acquires any assets from PSI or any subsidiary, affiliate or subdivision of PSI (PSI or such subsidiary, affiliate or subdivision of PSI a “PSI Entity), or (b) to any PSI Entity from the earlier of (i) the date of a change of control of such PSI Entity, or (ii) the date the PSI Entity is acquired by a third party.

3.4           Know-How; Confidentiality.

(a)   Notwithstanding any other provisions of this Agreement, and subject to (i) Sellers’ noncompete obligation set forth in Section 3.3, (ii) Buyer’s patent rights and copyrights; and (iii) Sellers’ confidentiality obligations set forth in the Section 3.4(b) below, each Seller shall be entitled to use, without charge or restriction, any know-how or trade secrets acquired by Sellers in connection with the Original Acquisition Agreement and their use and development of the XOL Technology and the Enhancements prior to the Closing Date.

(b)   “Confidential Information” shall mean information directly and solely related to the XOL Technology and the Enhancements that: (a) derives independent economic value, actual or potential, for not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Sellers agree to hold such information in trust and confidence for Buyer and not to disclose such information to any person, firm or enterprise, except to the extent necessary for Sellers to use, in accordance with Section 3.4(a), any know-how or trade secrets related to the XOL Technology and the Enhancements. Information shall not be considered confidential to the extent, but only to the extent, that such information:

(i)    is as of the Closing Date or subsequently becomes publicly available through no wrongful act of Sellers;

(ii)   is independently developed by Sellers without reference to any Confidential Information;

(iii)  is rightfully obtained by Sellers from a third party who has the right to transfer or disclose it; or

(iv)  is required to be disclosed pursuant to a requirement of a governmental agency, court order or law so long as Sellers provide Buyer with timely written prior notice of such requirements and such disclosure is limited to the information requested.

3.5           Rights to Peregrine Trademarks. As promptly as practicable, but in no event later than 30 days after the Closing Date, Buyer shall cease all use of Sellers’ trademarks (which for purposes of this Section 3.5 shall include any trademarks of Sellers’ direct or indirect subsidiaries), including any use of Sellers’ trademarks contained in or embodied in the XOL Technology and the Enhancements (including in any source code, product documentation, labels, proprietary notices and marketing material).

3.6           Employee Matters.

(a)   Schedule 3.6 lists certain employees of Sellers who perform services related to the XOL Technology and the Enhancements (the “Designated Employees”). Notwithstanding Section 3.8, prior to the Closing Date and for one month following the Closing Date, Buyer shall have the right to make employment offers to the Designated Employees and Sellers will take no action to prevent Buyer from making such employment offers. The Designated Employees who receive employment offers from Buyer and who begin their employment with Buyer shall be employed by Buyer in accordance with the terms and conditions set forth in Section 3.6(b) below.

(b)   Buyer shall be responsible for all salaries, benefits and similar employer obligations for each Designated Employee hired by Buyer as of each such Designated Employee’s hire date with Buyer. Upon separation from Sellers, each Designated Employee will be paid by Sellers for all applicable salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due such Designated Employee by Sellers, subject to the requirements and restrictions of the Bankruptcy Code and the Bankruptcy Court.

3.7           Consultants. Schedule 3.6 lists certain consultants of Sellers who perform services related to the XOL Technology and the Enhancements (the “Designated Consultants”). Notwithstanding Section 3.8, prior to the Closing Date and for one month following the Closing Date, Buyer shall have the right to make offers, or enter into consulting arrangements, with the Designated Consultants and Sellers will take no action to prevent Buyer from making such offers or entering into such consulting arrangements.

3.8           Nonsolicitation. Except as provided for in Sections 3.6(a) and 3.7, for a period of one year following the Closing Date, neither Buyer nor its employees, will, directly or indirectly, hire or permit to be hired, solicit, recruit, encourage or induce any employees, consultants, contractors or sub-contractors of Sellers, other than the Designated Employees and the Designated Consultants, to leave the employ of Sellers.

3.9           Access to Records after the Closing Date; Delivery of Records. For a period of one year after the Closing Date, Sellers and their representatives, on the one hand, and Buyer and its representatives, on the other, shall have reasonable access to any books, records, documents, files and correspondence to the extent that such access may reasonably be required in connection with matters relating to or affected by the operation of the business relating to the Acquired Assets. Such access shall be afforded upon receipt of reasonable advance written notice, during normal business hours and at the expense of the party seeking access; provided, however, that prior to one party granting such access to the other party, the parties will enter into a nondisclosure agreement; notwithstanding the foregoing, Sellers shall have access to such records as and to the extent necessary to administer the Bankruptcy Case and as otherwise required by the Bankruptcy Court.

3.10         Press Releases. Unless otherwise required by law (including applicable securities laws), no press release regarding the subject matter of this Agreement shall be made by any party hereto unless approved in writing by the non-disclosing party prior to release; provided, however, that if any press release is required by law, the disclosing party will provide the non-disclosing party with timely prior written notice of such press release. For the avoidance of doubt, any disclosures in any manner made through a public filing or relating to the administration of the Bankruptcy Case shall not require prior approval or prior notice.

3.11          Tax Matters.

(a)   Allocation of Purchase Price. Prior to the Closing, Buyer and Sellers shall agree on a tax allocation of the Purchase Price as set forth in Schedule 3.11 (the “Allocation Statements”), allocating the total of the Purchase Price (and other payments properly treated as additional Purchase Price for Tax purposes) to the different Acquired Assets pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (hereinafter, the “Code”). Buyer and Sellers shall each file all income, franchise and other Tax Returns (as defined below), and execute such other documents as may be required by any governmental authority, in a manner consistent with the Allocation Statements. Buyer shall prepare the Form 8594 under Section 1060 of the Code based on the Allocation Statements and deliver such form and all documentation used in the preparation and support of such Allocation Statements and form (including, but not limited to, appraisals) to the Sellers within 30 days after finalizing the Allocation Statements. Buyer and Sellers agree to file such form with each relevant taxing authority and to refrain from taking any position inconsistent with such form or Allocation Statements. Notwithstanding the above provision, Buyer agrees to indemnify and hold Sellers harmless from and against any and all liability for Taxes resulting from any voluntary reallocation by Buyer, and not at the request of any government agency or taxing authority, of the Purchase Price that differs from the estimated allocation as set forth in Schedule 3.11. For purposes of calculating the amount of any Taxes in the preceding sentence, it shall be assumed that such Taxes are payable at the highest effective statutory corporate income tax rates that could apply to Sellers, as applicable, for the relevant period.

(b)   Refunds and Credits. Any refunds and credits attributable to any taxable period which ends on or prior to the Closing Date (the “Pre-Closing Tax Period”) shall be for the account of the Sellers and any refunds and credits attributable to the period which is not part of the Pre-Closing Tax Period shall be for the account of the Buyer.

(c)   Transfer Taxes. All sales and use taxes incurred in connection with this Agreement, and the transactions contemplated hereby shall be borne by Buyer, in addition to the consideration provided for in Section 1.4. To the extent permitted by applicable law, Buyer and Seller shall cooperate with each other to obtain exemptions from such taxes, provided that neither party shall be obligated to seek any exemption which could reasonably be expected to result in any governmental audit of its books and records.

(d)   Tax Definitions. For purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, imposts, duties, withholdings, charges, fees, levies, or other assessments imposed by any governmental or taxing authority, whether domestic or foreign, (including but not limited to, income, excise, property, sales, use, transfer, conveyance, payroll or other employment related tax, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts and other taxes) together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts and any obligations under any agreement or arrangements with any person with respect to such amounts.

ARTICLE IV

DELIVERIES BY THE PARTIES

4.1           Deliveries By Buyer. On the Closing Date, Buyer shall deliver to Sellers each of the following:

(a)   Purchase Price. The Purchase Price in cash (by wire transfer in accordance with the wire instructions to be provided by PSI to Buyer in writing at least three (3) days prior to the Closing).

(b)   Transfer Documents. Buyer’s executed signature page to the (i) Assignment and Assumption Agreement in the form attached hereto as Exhibit A (if Buyer elects to have the IP Licenses assigned to it) (the “Assumption Agreement”): (ii) the Bill of Sale and Conveyance in the form attached hereto as Exhibit (the “Bill of Sale”); and (iii) the Assignment of Patents in the form attached hereto as Exhibit C (the “Assignment of Patents”), (clauses (i) through (iii) of this Section 4.1 (b) are collectively, the “Collateral Agreements”).

4.2           Deliveries by Sellers. On the Closing Date, each Seller shall deliver to Buyer the following:

(a)   PSI’s executed signature page to (i) the Assumption Agreement (if Buyer elects to have the IP Licenses assigned to it); and (ii) the Bill of Sale.

(b)   OAC’s executed signature page to (i) the Bill of Sale; and (ii) the Assignment of Patents.

(c)   Executed consents, payoff letters or releases relating to any lien or encumbrances to be released in accordance with Sellers’ obligation set forth in Section 2.3(e)(i) hereof and all liens of record in respect of the Acquired Assets which constitute the property of OAC.

4.3           Cease of Use; Destruction.

(a)   Immediately after the Closing Date, Sellers and/or their affiliates shall cease any and all use of the Acquired Assets; and

(b)   Immediately after the Closing Date, Sellers shall delete and destroy any and all copies of the XOL Technology and Enhancements (and related documentation) in its possession or control or on any computer equipment of Sellers or their affiliates on which it is installed, provided that Buyer’s representatives shall be entitled to verify such deletion and destruction within ten (10) business days of the Closing Date and upon reasonable written notice to Sellers.

ARTICLE V

REPRESENTATIONS AND WARRANTIES TRUE AS OF CLOSING DATE;

LIMITATION OF LIABILITY

5.1           Representations and Warranties True as of Closing Date. All of the representations and warranties of the parties hereto contained herein (and contained within the Collateral Agreements) shall be true as of the Closing Date. All of the representations and warranties of the parties hereto contained herein and in all Collateral Documents and such other documents executed in connection herewith shall expire with, and be terminated and extinguished as of the Closing Date; provided, however, for the avoidance of doubt, this provision does not waive Buyer’s right to bring a claim against OAC based on any representation or warranty of OAC not being true on the Closing Date.

5.2           Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE, ONE TO THE OTHER, FOR LOST PROFITS, LOSS OF GOODWILL, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES OR FOR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER UNDER THEORY OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  IN NO EVENT SHALL EITHER PARTYS AGGREGATE LIABILITY TO THE OTHER PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED $1 MILLION FOR CLAIMS BROUGHT IN THE TWO (2) YEAR PERIOD AFTER THE CLOSING DATE OF THIS AGREEMENT. NEITHER PARTY WILL BE LIABLE FOR ANY CLAIMS BROUGHT UNDER THE AGREEMENT MORE THAN TWO (2) YEARS AFTER THE CLOSING DATE OF THE AGREEMENT. THE FOREGOING LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

ARTICLE VI

CONDITIONS TO CLOSING

The parties’ obligation to close the transaction contemplated by this Agreement is subject to the fulfillment on or before the Closing of the conditions set forth in Sections 4.1 and 4.2 and the following conditions:

6.1           Consent; Release of Liens. The Sellers shall have received and delivered to Buyer (in a form reasonably acceptable to Buyer) (i) the written consent of (1) Foothill Capital Corporation (as agent under the Loan and Security Agreement dated as of June 12, 2002, among PSI and its Subsidiaries signatory thereto and Foothill Capital Corporation and Lender signatory thereto), (2) Fleet Business Credit, LLC (as agent under the Forbearance Agreement dated as of August 26, 2002 among PSI and each of its Subsidiaries signatory thereto, Fleet Business Credit, LLC, Wells Fargo HSBC Trade Bank, N.A. and Silicon Valley Bank, and/or (3) BMC Software, Inc. (as agent under the Debtor in Possession Credit Agreement dated as of September 24, 2002, among PSI, Peregrine Remedy, Inc., Peregrine Systems Global Ltd. and Remedy Software Ireland, Ltd. and BMC Software, Inc.) and (4) creditors with liens of record on the Acquired Assets which constitute the property of OAC (collectively, the “Secured Entities”) to the consummation of the transactions contemplated by this Agreement, and (ii) each such parties’ agreement to release any and all liens and security interests held by Secured Entities (in any capacity) relating to the Acquired Assets; and prior to or concurrently with the consummation of the transactions contemplated herein, each such Secured Entity shall have terminated and released its respective security interests in the Acquired Assets in a manner sufficient to enable Sellers to transfer the Acquired Assets to Buyer on the Closing Date free and clear of such security interests as required by this Agreement.

6.2           Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Approval Order, the time for filing a notice of appeal to the Approval Order has expired, the Approval Order shall not have been reversed or modified on appeal, and the Approval Order shall not have been stayed as of the Closing Date. All covenants, agreements, and conditions contained in the Agreement to be performed by Sellers on or prior to the Closing Date shall have been performed or complied with, and Sellers shall have delivered to the Buyer a certificate so stating signed by an authorized officer of each Seller.

6.3           Delivery of Acquired Assets by Sellers. No later than on the Closing Date, Sellers shall deliver to Buyer the Acquired Assets in a manner agreed upon by the parties; provided, however, that any risk of loss of the delivery of the Acquired Assets shall be borne by Buyer.

6.4           Payment for Services. Reference is made to the letter agreement signed by the parties and dated as of the Effective Date (the “Services Payment Letter”) regarding the payment by Buyer to PSI for services rendered or to be rendered by PSI, or its contractors, for Buyer in connection with the Acquired Assets from November 1,

2002 through the Closing Date.  Buyer shall pay PSI by wire transfer the Payment (as defined in the Services Payment Letter) as of the Closing Date.

ARTICLE VII

BANKRUPTCY COURT APPROVAL

7.1           Approval Order. Promptly following the execution hereof, but in no event later than ten (10) business days thereafter, PSI will make a motion (the “Sale Motion”) pursuant to Sections 363 and 365 of the Bankruptcy Code, for an order in a form reasonably acceptable to Buyer (the “Approval Order”) from the Bankruptcy Court which (i) authorizes and approves the sale of the Acquired Assets (including the approval of the assumption and assignment of the IP Licenses to Buyer) owned (or licensed as applicable) by PSI on the terms and conditions set forth herein, and authorizes PSI to execute such further documents or take such further actions as may be necessary to consummate the transactions contemplated by this Agreement, (ii) which finds and determines that the Agreement and related documents have been negotiated at arms length, that the same are in the best interest of PSI’s respective creditors, and that Buyer has acted in good faith and is entitled to the protections of 363(m) of the Bankruptcy Code, as to such portion of the Acquired Assets transferred by PSI only, and (iii) states that the sale of the Acquired Assets owned by PSI to the Buyer shall be free and clear of all liens, claims, interests and encumbrances whatsoever.

7.2           Termination of the Agreement. If the Approval Order is not entered within sixty (60) days following the Effective Date, then this transaction shall automatically terminate and the parties shall be relieved of any further liability or obligation hereunder, unless otherwise agreed upon by the parties in writing.

ARTICLE VIII

GENERAL PROVISIONS

8.1           Notices. Any request, communication or other notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile or delivered by recognized overnight courier service or personal delivery (as the situation may require) at the respective address or facsimile number of the party receiving notice as set forth below. Any party hereto may, by notice so given, change its address or facsimile number for future notice hereunder. All such notices and other communications hereunder shall be deemed given (a) upon confirmation of delivery, if sent by facsimile, and (b) upon delivery, if sent by recognized overnight courier service or personal delivery.

(i)	if to Sellers, to:

Peregrine Systems, Inc.
3611 Valley Centre Drive
San Diego, California 92130
Attention: General Counsel

Telephone No.: (858) 481-5000
Facsimile No.: (858) 794-5057

with a copy (which shall not constitute notice) to:

Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, California 92122-1246
Attn: Joseph Lesko, Esq.
Telephone No.: (858) 450-8400
Facsimile No.: (858) 450-8499

and a copy (which shall not constitute notice) to:

Pachulski, Stang, Ziehl, Young & Jones PC
10100 Santa Monica Boulevard, Suite 1100
Los Angeles, California 90067
Attn: Jeremy V. Richards, Esq
Telephone No.: (310) 277-6910
Facsimile No.: (310) 201-0760

(ii)	if to Buyer, to:
For Mail:
American Express
Rick L Reinig - Vice President Technologies
MC 75-02-07
P. O. Box 53888
Phoenix, AZ 85072-3888

For Airborne:
American Express
Rick Reinig - Vice President Technologies
MC 75-02-07
2401 West Behrend Drive, Suite 55
Phoenix, AZ 85027

Telephone No.: (602) 537-2790
Facsimile No.: (602) 537-2822

with a copy (which shall not constitute notice) to:

American Express
200 Vesey Street
New York, NY
10285
Attention: Technology Law Group
General Counsel’s Office – 49th Floor

Telephone No.: 212-640-2000
Facsimile No.: 212-640-0361

8.2           Amendment. This Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed by each of the Sellers and Buyer.

8.3           Expenses. All fees and expenses incurred in connection with this Agreement including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party hereto, in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

8.4           Entire Agreement; No Third Party Beneficiaries; Assignment. This Agreement, the exhibits hereto, the Collateral Agreements and the documents, instruments and other agreements among the parties hereto and thereto referenced herein and therein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties or covenants, except as specifically set forth herein; (b) are not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise except as otherwise specifically agreed to by the parties in writing; and (d) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. In addition, no waiver by either party of a breach of any provision of this Agreement by the other party shall operate as a waiver of any subsequent breach.

8.5           Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6           Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

8.7           Bankruptcy Court Jurisdiction. BUYER AND SELLERS AGREE THAT UNTIL THE CLOSING OF THE BANKRUPTCY CASE, THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO; AND/OR (ii) THE ACQUIRED ASSETS, AND THE BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.

8.8           Waiver of Jury Trial. TO THE EXTENT THAT ANY PARTY HERETO MAY BE ENTITLED TO A JURY TRIAL, EACH PARTY HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTION OF SELLERS OR BUYER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.9           Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

* * * * *

IN WITNESS WHEREOF, Sellers and Buyer have caused this Asset Purchase Agreement to be signed as of the date first written above.

“SELLERS”	PEREGRINE SYSTEMS, INC.
a Delaware corporation

	By:	/s/ Ken Sexton
	Printed Name:	Ken Sexton
	Title:	CFO

OCTOBER ACQUISITION CORPORATION
a Delaware corporation

	By:	/s/ Ken Sexton
	Printed Name:	Ken Sexton
	Title:	CFO

“BUYER”	AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.
a New York Corporation

By:
Printed Name:
Title:

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, Sellers and Buyer have caused this Asset Purchase Agreement to be signed as of the date first written above.

“SELLERS”	PEREGRINE SYSTEMS, INC.
a Delaware corporation

By:
Printed Name:
Title:

OCTOBER ACQUISITION CORPORATION
a Delaware corporation

By:
Printed Name:
Title:

“BUYER”	AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.
a New York Corporation

	By:	/s/ [ILLEGIBLE]
	Printed Name:	[ILLEGIBLE]
	Title:	[ILLEGIBLE]

[Signature Page to Asset Purchase Agreement]

INDEX OF EXHIBITS

Exhibit	Description
A	Assignment and Assumption Agreement
B	Bill of Sale and Conveyance
C	Assignment of Patents